UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

INC RESEARCH HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Notice of 2015 Annual Meeting and

Proxy Statement

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2015

To the Stockholders of INC Research Holdings, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of INC Research Holdings, Inc., or the Company, will be held on June 5, 2015 at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 at 8:00 a.m. EDT. The meeting is called for the following purposes:

1.	To elect the two Class I directors named in the Proxy Statement for a term expiring at the 2018 annual meeting of stockholders or until their successors have been elected and qualified; and

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponements thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of INC Research Class A common stock as of the close of business on April 10, 2015, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors, or Board, may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Raleigh, North Carolina during ordinary business hours in the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2014 Annual Report (including our 2014 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 24, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2014 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the Board respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of INC Research Holdings, Inc.,

/s/ James T. Ogle
James T. Ogle Chairman of the Board Raleigh, North Carolina Dated: April 24, 2015

INC RESEARCH HOLDINGS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 5, 2015

i

INC RESEARCH HOLDINGS, INC.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2015

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our Class A common stock in connection with the solicitation of proxies on behalf of the Board for use at the Annual Meeting of Stockholders to be held on June 5, 2015 at 8:00 a.m. EDT at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the Notice, this Proxy Statement, our 2014 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 24, 2015 and are available for viewing, printing and downloading at www.proxyvote.com. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting. The Notice, Proxy Statement, 2014 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available, free of charge, in PDF and HTML format under Investor Relations – Financial Information & SEC Filings – SEC Filings section of our website at www.incresearch.com.

We mailed a Notice of Internet Availability of Proxy Materials on or about April 24, 2015 to our stockholders of record as of April 10, 2015, the record date for the meeting. The Notice of Internet Availability of Proxy Materials and this Proxy Statement contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. Only stockholders of record at the close of business on April 10, 2015 are entitled to notice of and to vote at the meeting. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you may vote by proxy in any one of the following ways:

●	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;
●	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or
●	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on June 4, 2015. Of course, if you are a record holder you can always come to the meeting and vote your shares in person. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you submit

ii

or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you should direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials. You are also invited to attend the meeting in person. Because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you are a stockholder of record or beneficial owner of shares, you can revoke your proxy before your shares are voted at the meeting. If you are a stockholder of record, you may:

●	File a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;
●	Duly execute a later-dated proxy relating to the same shares and deliver it to our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;
●	Attend the meeting and vote in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or
●	If you voted by telephone or via the Internet, vote again by the same means prior to 11:59 p.m. EDT on June 4, 2015 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the meeting by obtaining a legal proxy from them as previously described.

Each holder of our Class A common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the Board to act as inspectors of election for the meeting. As of April 10, 2015, there were 51,219,679 shares of our Class A common stock outstanding and entitled to vote at the meeting.

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you: (1) are present and entitled to vote in person at the meeting; or (2) properly submitted a Proxy Card or Voter Instruction Card. If you are present in person or by proxy at the meeting, but do not vote on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action. As of April 10, 2015, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the policy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our Class A common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

iii

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term or until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class I directors, D. Jamie Macdonald and Charles C. Harwood, Jr., have been nominated to fill a three-year term expiring in 2018. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2016 and 2017, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the two Class I nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class I nominee as of April 10, 2015 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

Class I Nominees with Terms Expiring in 2015

Name	Age	Position(s) with INC Research	Director Since
D. Jamie Macdonald	46	Chief Executive Officer and Director	January 2013
Charles C. Harwood, Jr.	61	Director	September 2010

Class II Directors with Terms Expiring in 2016

Name	Age	Position(s) with INC Research	Director Since
Robert W. Breckon	57	Director	September 2010
David F. Burgstahler	46	Director	August 2010
Terry Woodward	47	Director	August 2010

Class III Directors with Terms Expiring in 2017

Name	Age	Position(s) with INC Research	Director Since
Richard N. Kender	59	Director	December 2014
David Y. Norton	63	Director	February 2015
James T. Ogle	71	Chairman of the Board	June 2003

Class I Director Nominees

D. Jamie Macdonald — Chief Executive Officer and Director

Jamie Macdonald has been our Chief Executive Officer and a member of our Board since January 2013. He joined our Company in July 2011 as Chief Operating Officer when we acquired Kendle International Inc., or

Kendle, where he was the Chief Operating Officer from May 2011 to July 2011. Prior to joining Kendle, Mr. Macdonald served for 15 years in various senior operational and finance roles at Quintiles Transnational Holdings Inc., where he most recently was Senior Vice President and Head of Global Project Management from December 2008 to January 2011. Prior to Quintiles, Mr. Macdonald began his career in the pharmaceutical sector while in the UK, where he worked with Syntex Corporation (acquired by Roche Holdings, Inc. in 1994), before joining Quintiles through a transfer of undertakings in 1995. Mr. Macdonald earned a B.A. in Economics from Heriot-Watt University in Edinburgh, Scotland and is a UK qualified Chartered Management Accountant (ACMA).

We believe Mr. Macdonald brings to our Board valuable perspective and experience as our Chief Executive Officer, and as a former Chief Operating Officer of our Company, as well as extensive knowledge of the CRO and biopharmaceutical industries, all of which qualify him to serve as one of our directors.

Charles C. Harwood, Jr. — Director

Charles Harwood has served as a member of our Board since September 2010 and is the chair of the audit committee. Mr. Harwood is also an industry advisor to Avista Capital Partners, L.P., or Avista, a position he has held since 2007. Mr. Harwood previously served as the President and Chief Executive Officer of BioReliance Holdings, Inc., a pharmaceutical services company engaged in biologic product testing and specialty toxicology testing, from April 2009 until March 2013, after its sale to Sigma-Aldrich in January 2012. Prior to that, Mr. Harwood was President and Chief Executive Officer of Focus Diagnostics from 2002 until the company’s sale in July 2006. From 1993 to 2001, Mr. Harwood held several positions, including Chief Financial Officer and Senior Vice President of Venture Development at Covance Inc., a leading drug development services company, where he spearheaded numerous acquisitions and divestitures as well as the spin-off of Covance from Corning Incorporated in January 1997. Prior to Covance, he worked in commercial real estate development and in the Medical Products Group of the Hewlett-Packard Company. He also previously served as a director of BioReliance Holdings, Inc. Mr. Harwood received his Bachelor of Arts from Stanford University and his M.B.A. from Harvard Business School.

We believe Mr. Harwood’s extensive knowledge and experience in the healthcare industry, and specifically his leadership roles with drug development and CRO companies, brings to our Board critical skills important to both our business and the businesses of our customers and qualify him to serve as one of our directors.

Other Directors Not Up For Re-Election at this Meeting

Robert W. Breckon — Director

Robert Breckon has served as a member of our Board since September 2010 and is a member of the audit committee. Mr. Breckon currently serves as President of Breckon Consultants Inc., which provides consulting services in the healthcare sector, and has been a Senior Advisor to Teachers’ Private Capital, or Teachers, since July 2010. He also served as Senior Vice President, Strategy & Corporate Development at MDS Inc., a leading provider of products and services to the global life sciences markets now known as Nordion Inc., from 2005 to 2010, where he led acquisitions and post-acquisition integration assignments in North America, Europe and Asia. Prior to that, he held various senior-level general management positions including VP and General Manager of AutoLab Systems from 1995 to 1999. Mr. Breckon was also a partner at Ernst & Young LLP from 1990 to 1992. Mr. Breckon has served on the boards of numerous public and private companies in the United States and Canada, including Heartland Dental, Xenogen Corporation, Evolved Digital Systems Inc., Systems Xcellence Inc., Automed Systems, Inc., InPhact Inc., MDS Proteomics, Hudson Valley Laboratories and Careforce International. Mr. Breckon received his Bachelor of Science in Computer Science and Commerce from the University of Toronto and has completed the Harvard Business School Advanced Management Program.

We believe Mr. Breckon’s financial, accounting, acquisition and business experience in the health and life sciences industry, and experience serving on public and private boards brings to our Board important skills and qualify him to serve as one of our directors.

David F. Burgstahler — Director

David Burgstahler has served as a member of our Board since August 2010, is a member of the compensation committee and the chair of the nominating and corporate governance committee. Mr. Burgstahler is a founding partner of Avista since 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a partner of DLJMB. He was at DLJ Investment Banking from 1995 to 1997 and at DLJMB from 1997 through 2005. Prior to that, he worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Business Administration from Harvard Business School. He currently serves as a Director of AngioDynamics Inc., Armored AutoGroup Inc., ConvaTec Inc., Lantheus Holdings, Inc., Strategic Partners, Inc., Vertical/Trigen Holdings, LLC, Visant Corporation and WideOpenWest, LLC. He previously served as a Director of Warner Chilcott plc and BioReliance Holdings, Inc.

We believe Mr. Burgstahler’s finance and management background, with over 18 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies, brings to our Board important skills and qualify him to serve as one of our directors.

Richard N. Kender — Director

Richard Kender has served as a member of our Board since December 2014 and is a member of the audit committee. Mr. Kender is a 35-year veteran in the pharmaceutical industry and spent his entire career at Merck & Co., Inc. Mr. Kender worked across the business in such areas as accounting, finance and business development, holding roles of increasing responsibility. Most recently, he served as Senior Vice President, Business Development and Corporate Licensing from 2000 until his retirement in 2013. Mr. Kender graduated from Villanova University with a Bachelor’s of Science degree in Accounting and earned his MBA from Fairleigh Dickinson University.

We believe Mr. Kender’s longstanding career in the pharmaceutical industry, including various leadership roles in accounting and finance, along with his global business development and public company board experience, will be a significant benefit to our Board as our Company continues to grow its global customer base and strengthen its accounting and financial controls.

David Y. Norton — Director

David Norton has served as a member of our Board since February 2015. Mr. Norton is a 40-year veteran in the pharmaceutical industry, most recently serving as Interim Chief Executive Officer of Savient Pharmaceuticals, Inc., from February 2012 to July 2012. Prior to that, he was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson from May 2009 to September 2011. In this role, he was responsible for leading and developing the company’s strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, R&D and the commercial organizations. Mr. Norton began his Johnson & Johnson career in 1979 as a Product Manager for the company’s affiliate Janssen Pharmaceutica in Australia and during his tenure held a number of positions, including Company Group Chairman, Worldwide Commercial and Operations, CNS/Internal Medicine franchise; Company Group Chairman, Pharmaceutical Group, Europe, the Middle East and Africa; and Company Group Chairman, Pharmaceuticals Group, North America. Mr. Norton currently serves on the Board of Directors of VIVUS, Inc., the Global Alliance for TB Drug Development and the American Foundation for Suicide Prevention, and is a Senior Advisor to Tapestry Networks Boston/London. He previously served on the Board of Directors of Savient Pharmaceuticals from October 2011 to December 2013. Savient Pharmaceuticals filed for bankruptcy protection in October 2013. Mr. Norton has a Marketing degree from the College of Distributive Trades, London and Preston Polytechnic, Preston, U.K. and a degree in Computer Programming Technology from Control Data Institute in Sydney, Australia.

We believe Mr. Norton’s global and therapeutic experience in successfully growing Johnson & Johnson’s pharmaceuticals group and his insights into the wider drug development community will be a significant benefit to the Board as we continue to expand our customer relationships globally.

James T. Ogle — Chairman of the Board

Jim Ogle joined our Company in June 2003 and served as Chief Executive Officer from July 2003 to December 2012. He has served as a member of our Board since June 2003 and became Chairman of the Board in September 2010. Mr. Ogle has been non-employee Chairman of the Board since January 2013. He was previously the Chief Operating Officer of Nascent Pharmaceuticals, a private biotechnology company from 2002 to 2003 and a director of Nascent Pharmaceuticals from 2002 to 2004. Mr. Ogle also was a director of OpGen, Inc., a company specializing in genomic and DNA analysis systems and services, from 2001 to 2007. Prior to that, Mr. Ogle was an executive at Quintiles Transnational Holdings Inc., where he served as President and Chief Operating Officer of the Quintiles Product Development Group from 1998 to 2000 and as President of Quintiles America from 1996 to 1998. He served as Chief Operating Officer and subsequently as Chief Executive Officer of BRI International, a privately-held international CRO from 1992 to 1996, before its sale to Quintiles. Prior to that, Mr. Ogle served from 1986 to 1992 as both Vice-President and President of ERC BioServices Corporation, a contractor specializing in biomedical research. Mr. Ogle received his Bachelor of Science from the United States Military Academy at West Point and his Master of Science in Industrial Engineering from the University of Alabama.

We believe Mr. Ogle’s perspective as our Chairman of the Board and our former Chief Executive Officer, his knowledge of and experience with both the operations of our Company and the CRO industry generally, and his extensive leadership experience, all qualify him to serve as one of our directors.

Terry Woodward — Director

Terry Woodward has served as a member of our Board since August 2010 and is the chair of the compensation committee. Dr. Woodward currently serves as a Director at Teachers, which he joined in 2001. Prior to joining Teachers, Dr. Woodward held senior positions in corporate development and clinical research and development at privately-held biopharmaceutical and medical diagnostic companies in the United States. Dr. Woodward manages the fund’s private equity transactions in the healthcare sector and oversees growth equity and venture capital sectors. Dr. Woodward currently serves as a director of Phymed Healthcare Group, PetVet Care Centers and the Healthcare Private Equity Association. He received his Bachelor of Science and Master of Science from Virginia Polytechnic Institute & State University, his Ph.D. from McGill University and his M.B.A. from Michigan State University.

We believe Dr. Woodward’s experience and expertise in the biopharmaceutical industry, along with his experience investing in and managing various healthcare and pharmaceutical companies, bring critical skills related to analyzing and understanding the financial health of our Company, as well as a broad perspective related to our Company’s strategic plans and corporate governance, and qualify him to serve as one of our directors.

Second Amended and Restated Stockholders’ Agreement

On November 6, 2014, in connection with our initial public offering, or IPO, we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of Avista and Teachers, which we collectively refer to as the Sponsors, as well as our management investors. The Stockholders’ Agreement provides that each

Sponsor will have the right to elect (i) two directors to our Board for so long as it owns at least 15% of our outstanding shares of Class A common stock and Class B common stock, and (ii) one director each for so long as it holds less than 15% but at least 5% of our outstanding shares of Class A common stock and Class B common stock. Furthermore, each Sponsor must vote all its stock to ensure the composition of our Board as set forth above, for so long as it owns at least 5% of our outstanding shares of common stock.

Required Vote

The two Class I director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them shall be elected as Class I directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

The Board unanimously recommends that stockholders vote FOR the two Class I director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board of Directors

The Board currently comprises eight members, divided into three classes as follows: Class I, consisting of D. Jamie Macdonald and Charles C. Harwood, Jr.; Class II, consisting of Robert W. Breckon, David F. Burgstahler and Terry Woodward; and Class III, consisting of Richard N. Kender, David Y. Norton and James T. Ogle. Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Chairman of the Board, Mr. Ogle has authority to, among other things, call and preside over meetings of the Board, set meeting agendas, and determine materials to be distributed to the Board. Accordingly, Mr. Ogle has substantial ability to shape the work of the Board.

We have separated the position of Chairman of the Board and that of Chief Executive Officer. While our Board believes the separation of these positions serves our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees and the historical experience and understanding of our Company and industry of each of Messrs. Ogle and Macdonald.

Independence of Directors

Our Board has undertaken a review of the independence of our directors and has affirmatively determined that Messrs. Breckon, Harwood, Kender and Norton are independent within the meaning of the NASDAQ Stock Market, or NASDAQ, listing rules and meet the additional test for independence for audit committee members imposed by SEC regulation and the NASDAQ listing rules.

We are a “controlled company” as set forth in NASDAQ Listing Rule 5615 because more than 50% of the voting power of our Class A common stock is held by a group of stockholders consisting of our Sponsors. Under NASDAQ rules, a “controlled company” is exempt from the NASDAQ corporate governance requirements that a majority of the Board consist of independent directors and that directors’ nominations and executive compensation must be approved by a majority of independent directors or a nominating and corporate governance committee or compensation committee comprised solely of independent directors. We will rely on these exemptions from the corporate governance requirements until we are no longer a “controlled company” or our Board determines to no longer rely on these exemptions. In particular, neither our compensation committee (which oversees and approves our executive compensation) nor our nominating and corporate governance committee (which approves directors’ nominations) consists entirely of independent directors, and our Board does not have a majority of independent directors.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, our Board has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.

Selection of Nominees for the Board of Directors

The nominating and corporate governance committee of our Board has the responsibility for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The Nominating and Corporate Governance Committee Charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not earlier than the close of business on the 120th day before the meeting and not later than the first to occur of the 90th day prior to such meeting or the 10th day following the date on which notice of such meeting is first given to stockholders.

Any such notice by a “Noticing Stockholder” must set forth the following: (a) the name and address of the Noticing Stockholder as they appear on the Company’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner, collectively Holder; (b) the class or series and number of shares of the Company that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired; (c) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not the instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise, or a Derivative Instrument, that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person, as defined in our bylaws, of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (d) any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Company; (e) any short interest in any security of the Company (for purposes of our bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (f) any rights to dividends on the shares of the Company owned beneficially by the Holder that are separated or separable from the underlying shares of the Company; (g) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity; (h) any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any; (i) any arrangements, rights, or other interests described in Sections (c)-(h) above held by members of such Holder’s immediate family sharing the same household; (j) a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed; (k) a certification regarding whether or not such stockholder and Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Company and/or such stockholder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Company; (l) any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder; and (m) any other information as reasonably requested by the Company. The notice also must set forth the following information as to the person the Noticing Stockholder proposes to nominate for election: (a) all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

The requirements of the paragraph above do not apply to the exercise by a Sponsor of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders’ Agreement.

Information Regarding Meetings of the Board of Directors and Committees

During 2014, our Board held eight meetings, and its three permanent committees, the audit committee, compensation committee and nominating and corporate governance committee, collectively held 13 meetings. In 2014, our Board also formed a pricing committee in connection with our IPO. The pricing committee held one meeting in 2014. All of our current directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he served during 2014. Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we generally encourage all directors to attend. We did not hold an annual shareholder meeting in 2014.

Board of Directors Committees

Committees of our Board of Directors

In November 2014, our Board adopted written charters for each of its permanent committees, all of which are available under Investor Relations – Corporate Governance – Charters and Corporate Governance Documents section of our website at www.incresearch.com. The following table provides membership information of our directors in each committee of our Board as of April 10, 2015, and summarizes changes in membership in such committees since formation to April 10, 2015. Our pricing committee, which comprised Messrs. Burgstahler, Woodward and Macdonald, was formed on July 15, 2014 for the purposes of establishing the number of shares, the public offering price, and the underwriters’ purchase price for our common stock in connection with our IPO.

Chairperson	Member	Financial Expert

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James T. Ogle (Chairman of the Board)

James A. Bannon (1)

Robert W. Breckon

David F. Burgstahler (2)

Steve Faraone (3)

Charles C. Harwood, Jr.

Richard N. Kender (4)

D. Jamie Macdonald

David Y. Norton (5)

Terry Woodward
(1)	Mr. Bannon resigned from our Board on December 8, 2014.
(2)	Mr. Burgstahler served as a member of our audit committee until December 8, 2014.
(3)	Mr. Faraone resigned from our Board February 3, 2015.
(4)	Mr. Kender joined our Board, as well as our audit committee, on December 8, 2014.
(5)	Mr. Norton joined our Board on February 3, 2015.

Audit Committee

Our audit committee is currently composed of Messrs. Harwood (Chair), Breckon and Kender. Mr. Burgstahler served on our audit committee until December 8, 2014. Each of Messrs. Harwood, Breckon and Kender satisfy the independence requirements of Rule 5605(a)(2) of the NASDAQ listing rules and SEC Rule 10A-3. Our audit committee met seven times during our 2014 fiscal year. Our audit committee is responsible for, among other things:

●	the integrity of our financial statements;
●	our systems of internal control over financial reporting and disclosure controls and procedures;
●	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
●	our independent registered public accounting firm’s annual audit of our financial statements and any engagement to provide other services;
●	our legal and regulatory compliance;
●	our related person transaction policy; and
●	the application of our codes of business conduct and ethics as established by management and our Board.

Our Board has affirmatively determined that each of Messrs. Harwood, Breckon and Kender qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The designation does not impose on Messrs. Harwood, Breckon and Kender any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our Board.

Compensation Committee

Our compensation committee consists of Messrs. Woodward (Chair) and Burgstahler. Our compensation committee met six times during our 2014 fiscal year. Our compensation committee is responsible for, among other things:

●	assist our Board in overseeing our management compensation policies and practices, including:
●	determining and approving the compensation of our Chief Executive Officer
●	reviewing and approving incentive compensation policies and programs, and exercising discretion in the administration of those policies and programs;
●	reviewing and approving equity compensation programs, and exercising discretion in the administration of those programs; and
●	preparing the annual report of the compensation committee required by the SEC rules to be included in our annual report.

Messrs. Woodward and Burgstahler serve on our compensation committee as nominees of Teachers and Avista, respectively, both of which are members of the group of stockholders whose beneficial ownership of our voting stock results in us being a “controlled company” as defined by the NASDAQ listing rules.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Burgstahler (Chair) and Woodward. Our nominating and corporate governance committee met two times during our 2014 fiscal year. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
●	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nominations by our Board;
●	developing, recommending to our Board and overseeing implementation of our Corporate Governance Guidelines and Principles; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Messrs. Burgstahler and Woodward serve on our compensation committee as nominees of Avista and Teachers, respectively, both of which are members of the group of stockholders whose beneficial ownership of our voting stock results in us being a “controlled company” as defined by the NASDAQ listing rules.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, our Board plays an important role in overseeing this function. Our Board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our nominating and corporate governance committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Business Conduct and Ethics and Code of Ethics

We have adopted a code of business conduct and ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of ethics for principal executive officer and senior financial officers. Each of these policies is posted under Investor Relations – Corporate Governance – Charters and Corporate Governance Documents section of our website at www.incresearch.com. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities. The insider trading policy also establishes guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

AUDIT COMMITTEE REPORT

Our audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2014, (2) discussed with Ernst & Young LLP our independent registered public accounting firm, the matters required to be discussed by the Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from Ernst & Young concerning applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence. Based upon these discussions and reviews, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC.

Our audit committee is currently composed of Messrs. Harwood (Chair), Breckon, and Kender. All three members of our audit committee are independent directors as defined in Rule 5605(a)(2) of the NASDAQ listing rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that each of Messrs. Harwood, Breckon, and Kender is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our audit committee operates under a written charter adopted by our Board, a copy of which is available under Corporate Governance—Charters and Corporate Governance Documents section of our website at www.incresearch.com.

Ernst & Young has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2014.

Summary of Fees

The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees for professional services rendered to us by Ernst & Young in 2013 and 2014. A description of these various fees and services follows the table.

	2013	2014
Audit Fees	$1,660,350	$3,882,368
Audit-Related Fees	-	-
Tax Fees	605,582	339,558
All Other Fees	36,362	2,000

Total	$2,302,294	$4,223,926

Audit Fees

The Audit Fees represent the annual fees approved by the Audit Committee in connection with the annual audit of our financial statements, for the reviews of our financial statements included in our financial reports including, but not limited to, our Annual Report on Form 10-K, and for other services normally provided in connection with statutory and regulatory filings. The Audit Fees were $1,660,350 and $3,882,368 for the years ended December 31, 2013 and 2014, respectively. The increase in Audit Fees during 2014 relates primarily to additional Audit Fees incurred for the preparation of our financial statements and the related notes thereto included in our Form S-1 for our IPO and in our Annual Report on Form 10-K.

Audit-Related Fees

The Audit-Related Fees represent fees for assurance and related services during the period. For the years ended December 31, 2013 and 2014, respectively, we did not incur any audit-related fees.

Tax Fees

The aggregate Tax Fees billed to us by Ernst & Young were $605,582 and $339,558 for the years ended December 31, 2013 and 2014, respectively. The year over year decline was primarily related to the fact that 2013 included charges for the final tax return that also included Kendle, which was not repeated in 2014, in addition to certain tax project work associated with other transactions.

All Other Fees

The aggregate of All Other Fees billed to us by Ernst & Young for the years ended December 31, 2013 and 2014 were $36,362 and $2,000, respectively. The All Other Fees includes charges for online research tools and miscellaneous services in a foreign jurisdiction.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Charles C. Harwood, Jr. (Chair)

Robert W. Breckon

Richard N. Kender

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 10, 2015 unless otherwise noted below for the following:

●	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;
●	each member of our Board and each of our named executive officers, or NEOs; and
●	all current members of our Board and our executive officers as a group.

Applicable percentage ownership is based on 51,219,679 shares of our Class A common stock outstanding as of April 10, 2015, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 10, 2015, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

	Class A		Class B
	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Total voting percentage (1)
Name and Address of Beneficial Owner
5% stockholders:
Avista (2)	25,988,005	50.7%	-	-	50.7%
Teachers (3)	14,846,912	29.0%	10,033,994	100%	48.6%
Named executive officers and directors
D. Jamie Macdonald (4)	269,827	*	-	-	*
Gregory S. Rush (5)	112,426	*	-	-	*
Christopher L. Gaenzle (6)	43,789	*	-	-	*
Alistair Macdonald (7)	180,808	*	-	-	*
James T. Ogle (8)	441,467	*	-	-	*
Robert W. Breckon (9)	41,421	*	-	-	*
David F. Burgstahler (10)	-	-	-	-	-
Charles C. Harwood, Jr. (11)	37,279	*	-	-	*
Richard N. Kender	-	-	-	-	-
David Y. Norton	-	-	-	-	*
Terry Woodward	-	-	-	-	-
All board of director members and executive officers as a group (12 individuals)(12)	1,402,084	2.7%	-	-	2.7%

*less than 1%

(1) Represents percentage of total voting power reflecting (i) all shares of Class A common stock held by such holder and (ii) shares of Class A common stock issuable upon conversion of all shares of Class B common stock held by such holder.

(2) As reported on a Schedule 13G filed on February 11, 2015, includes 15,819,117 shares held by Avista Capital Partners II, L.P., 5,194,782 shares held by Avista Capital Partners (Offshore) II, L.P., and 1,260,990 shares held by Avista Capital Partners (Offshore) II-A, L.P., 2,606,017 shares held by ACP INC Research Co-Invest, LLC, and 1,107,099 shares held by INC Research Mezzanine Co-Invest, LLC which we collectively refer to as Avista. Avista Capital Partners II GP, LLC ultimately exercises voting and dispositive power over the 15,819,117 shares of Class A Common Stock held by Avista Capital Partners II, L.P., the 5,194,782 shares of Class A Common Stock held by Avista Capital Partners (Offshore) II, L.P., the 1,260,990 shares of Class A Common Stock held by Avista Capital Partners (Offshore) II-A, L.P., the 2,606,017 shares of Class A Common Stock held by ACP INC Research Co-Invest, LLC and the 1,107,099 shares of Class A Common Stock held by INC Research Mezzanine Co-Invest, LLC. Voting and disposition decisions at Avista Capital Partners II GP, LLC with respect to those shares are made by an investment committee, the members of which are Thompson Dean, Steven Webster, David Burgstahler, David Durkin, Brendan Scollans and Sriram Venkataraman. Each of the members of the investment committee disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, NY 10022.

(3) As reported on a Schedule 13G filed on February 13, 2015, refers to shares owned by 1829356 Ontario Limited, a wholly-owned subsidiary of OTPP. Each of Terry Woodward and Steve Faraone may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the Board of Directors of OTPP, and each expressly disclaims beneficial ownership of such shares. As the beneficial owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of 1829356 Ontario Limited and OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4) Includes 246,158 options currently exercisable or exercisable within 60 days of April 10, 2015.

(5) Includes 112,426 options currently exercisable or exercisable within 60 days of April 10, 2015.

(6) Includes 43,789 options currently exercisable or exercisable within 60 days of April 10, 2015.

(7) Includes 133,826 options currently exercisable or exercisable within 60 days of April 10, 2015.

(8) Includes 204,781 options currently exercisable or exercisable within 60 days of April 10, 2015.

(9) Includes 23,669 options currently exercisable or exercisable within 60 days of April 10, 2015.

(10) Excludes shares held by Avista. Mr. Burgstahler is the President of the general partner of Avista Capital Partners GP, LLC and as a result may be deemed to beneficially own the shares owned by Avista. Mr. Burgstahler disclaims beneficial ownership of the share held by Avista, except to the extent of his pecuniary interest therein.

(11) Includes 23,669 options currently exercisable or exercisable within 60 days of April 10, 2015.

(12) Includes 936,106 options currently exercisable or exercisable within 60 days of April 10, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding Class A common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year and through April 10, 2015, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis, or CD&A, with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Terry Woodward, Chair

David F. Burgstahler

COMPENSATION DISCUSSION AND ANALYSIS

INC Research is a leading global contract research organization, or CRO, with deep therapeutic focus, conducting global clinical trials to take medicines to the people who need them.

The purpose of our compensation program is to attract, motivate and retain a high level of talent to lead and execute our Company’s mission and effectively build stockholder value.

This Compensation Discussion and Analysis, or CD&A, provides information regarding our compensation program and explains our executive compensation philosophy, practices and policies for the following executives who we refer to as our named executive officers, or NEOs, for 2014: D. Jamie Macdonald (Chief Executive Officer and director), Gregory S. Rush (Executive Vice President and Chief Financial Officer), Alistair Macdonald (President and Chief Operating Officer) and Christopher L. Gaenzle (Chief Administrative Officer, General Counsel and Secretary).

While this CD&A applies to our NEOs, the principles of performance measurement and pay for performance as discussed apply generally to all our employees.

Below is a summary of our philosophy, strategy and approach to compensating our NEOs.

Executive Summary

Our performance in 2014 was strong

2014 was a milestone year for INC Research. We expanded our customer base while driving significant repeat business, continued our global expansion in key regions for clinical development and delivered strong growth above the market. A summary of our financial and operational results is shown below:

Financial & Operational Results Highlights

($ Million except EPS)

	2013	2014	% Chg
Net Service Revenue	$652.4	$809.7	24.1%
Net New Business Awards	$814.2	$949.8	16.7%
Backlog	$1,491	$1,589	6.6%
“Adjusted EPS” [1] ($)	$0.31	$0.83	167.7%
“Adjusted EBITDA”[1]	$105.5	$145.3	37.7%
MIP EBITDA	$106.5	$158.1	48.5%

1 “Adjusted EPS” and “Adjusted EBITDA” are defined in the Non-GAAP
Financial Measures section (page 50) included in our Annual Report on
Form 10-K for the year ended December 31, 2014.

The year culminated with the successful completion of our initial public offering, or IPO, on November 7. Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach aligns the incentives to our executives with the interests of our stockholders. Although we have retained these philosophies, we are modifying certain aspects of our executive compensation program in connection with becoming a publicly traded company.

We pay for performance

Our executive compensation program ties a substantial portion of each NEO’s compensation to the achievement of key strategic, financial and operational goals. Consistent with this approach, the compensation of our NEOs for 2014 featured:

●	Base salary—We use base salary to recognize the experience, skills, knowledge and responsibilities required of our NEOs. The Compensation Committee reviews our NEOs’ salaries annually and adjusts them based on performance;

●	Management Incentive Plan (MIP)—The MIP covers all employees at the director level and above. The MIP is intended to focus participants on the accomplishment of organizational goals and specific individual performance objectives that are important to our success. The Compensation Committee sets objectives and payout schedules for meeting or exceeding those objectives and determines appropriate bonus payouts at the conclusion of each year based on Company and individual performance; and

●	Equity compensation program—Our equity compensation program aligns employee and stockholder interests by linking a portion of our NEOs’ compensation to long-term Company performance. The Compensation Committee determines when and what levels of equity grants are appropriate on a periodic basis to achieve this objective.

Our compensation program is designed to be competitive, align executive and stockholder interests and use governance best practices

The following key features of our executive compensation program are designed to align the interests of our NEOs and other senior executives with the interests of our stockholders:

●	At-Risk Pay Program—The Compensation Committee focuses on designing and implementing a variable pay program through the MIP and equity compensation program;

●	Using experience and judgment and a peer group composed of CROs and other similarly situated health care service provider organizations—The Compensation Committee analyzes the compensation programs of our Sponsors’ other portfolio companies and the Company’s peer group as part of its design of a competitive executive compensation program to attract, motivate and retain executive talent;

●	Periodic evaluation of our executive compensation program—The Compensation Committee has retained an independent executive compensation consultant to conduct an analysis of our executive compensation program and assess whether it is competitive and accomplishes the objectives of our compensation philosophy;

●	Independent compensation consultant—In 2014, the Compensation Committee retained an independent compensation consultant, Pearl Meyer & Partners, or the Consultant, to assist with reviewing and assessing the competitiveness of our executive compensation program as a public company. The Consultant provides no other services to our Company and has attested to the Compensation Committee that it is independent as required under the provisions of the Dodd-Frank Act;

●	Periodic risk assessment—The Compensation Committee has concluded that our executive compensation program does not encourage behavior that would create risks reasonably likely to have a material adverse effect on our Company;

●	Limited perquisites—The Compensation Committee does not allow most perquisites, except when it deems necessary to do so for competitive reasons;

●	No tax gross-ups—Our executive compensation program generally does not allow for tax gross-ups;

●	No above-market returns—We do not offer preferential or above-market returns on compensation deferred by our NEOs;

●	No loans to executive officers—We do not make personal loans to our NEOs;

●	No guaranteed salary increases—Employment agreements for our NEOs do not contain any contractual salary increases. The Compensation Committee determines our Chief Executive Officer’s salary increase and, together with our Chief Executive Officer, the salary increases for our remaining NEOs;

●	Clawback policy—Each NEO’s employment agreement contains a provision giving the Board discretion to call for recovery of all or a portion of bonus amounts that were awarded and subsequently determined to be based upon financial statements that were restated due to errors, omissions or fraud; and

●	No-hedging policy—Our Policy on Insider Trading and Communication with the Public bars officers, employees and directors from engaging in short sales, publicly traded options transactions and all other hedging of our stock.

Overview of Compensation Program and Philosophy

The Compensation Committee seeks to achieve the following goals in connection with our executive compensation program and decisions regarding individual compensation:

●	Attract, motivate and retain high level executive talent;

●	Ensure executive compensation is aligned with our corporate strategies and business objectives, including short-term operating goals and long-term strategic objectives;

●	Promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and personal performance goals;

●	Encourage effective collaboration among our NEOs; and

●	Align the interests of our executives and stockholders.

To achieve these objectives, in 2014, the Compensation Committee set compensation at levels it believed were in line with compensation of its Sponsors’ other portfolio companies and later, in anticipation of our IPO, also considered the compensation of companies in our peer group that compete with us for executive talent. Our executive compensation program ties a substantial portion of each executive’s overall compensation to performance by incorporating metrics based on Adjusted EBITDA in the MIP, for example, and considering our stock performance. Historically, the Compensation Committee has weighted a higher level of the total compensation mix to stock-based compensation. Specifically, we provide a portion of our executive compensation in the form of stock option grants that vest over time. We believe that our approach to compensation supports the retention of our executives and aligns their interests with those of our stockholders by encouraging executives to participate in the long-term success of our Company and create stockholder value.

Compensation Program Highlights

The following is a summary of the highlights of the Company’s executive compensation program:

●	At-risk pay—Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of at-risk pay of our NEOs as a percentage of their target 2014 compensation is as follows:

●	MIP cash bonus program reviewed annually; payouts based on rigorous financial performance targets—The Compensation Committee reviews the MIP each year. Annual MIP bonuses depend upon achievement of pre-approved financial performance targets, as well as individual and business unit performance. The annual MIP bonus pool for all our MIP participants historically has varied with the Company’s financial performance over the past four years. The Company then distributes a portion of the MIP pool to individual MIP participants based upon their individual and business unit performance. The following table illustrates both MIP pool funding and actual total distribution as a percent of target for all MIP participants over the past three years:

MIP Financial Achievement and Payout
(% of target)
	2012	2013	2014
Achievement & Payout	0.0%	104.3%	219%*

*The NEO’s received a payout of 200% in 2014 as more fully described below under “-Cash Bonuses pursuant to the MIP”.

How Executive Compensation is Determined

The Role of the Compensation Committee. The Compensation Committee is comprised of two non-employee directors of our Board. It is responsible for reviewing, setting and approving the compensation of our NEOs, including our Chief Executive Officer. The Compensation Committee meets regularly regarding compensation issues and receives input from the Consultant. A description of the Compensation Committee’s responsibilities is in the Compensation Committee’s charter available under Investor Relations – Corporate Governance –Documents section of our website at www.incresearch.com.

The Role of the Independent Executive Compensation Consultant. In 2014, in anticipation of our IPO, the Consultant developed a peer group for executive compensation-related analyses, performed executive compensation benchmark studies, and provided general compensation advice to the Compensation Committee. The Consultant’s review was done after the Compensation Committee determined 2014 compensation and was intended to be utilized to develop a competitive executive compensation program once we completed our IPO.

At the discretion of the Compensation Committee, the Consultant may attend its meetings in order to provide timely advice on questions and decisions before the Compensation Committee. The Consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Compensation

Committee. The Compensation Committee has the sole authority to retain and terminate the Consultant and to approve the Consultant’s fees and all other terms of its engagement with the Consultant. The Compensation Committee has direct access to the Consultant throughout the year.

The Role of Management. While the Compensation Committee has sole responsibility for approving compensation targets and awards, it solicits input from our Chief Executive Officer in setting the targets, evaluating the performance, and recommending appropriate salary and incentive awards of each of our NEOs, except for himself. The Chief Executive Officer also participates in Compensation Committee meetings at the request of the Compensation Committee in order to provide background information regarding his recommendations. However, our Chief Executive Officer does not have a vote on Compensation Committee matters. The Chief Administrative Officer, General Counsel and Secretary also participates in and assists the Compensation Committee and Chief Executive Officer on compensation matters, at their discretion. He also acts as the Compensation Committee secretary except during executive sessions. The Compensation Committee holds executive sessions without our Chief Executive Officer or our Chief Administrative Officer, General Counsel and Secretary multiple times during the year to facilitate the exchange of candid views among Compensation Committee members and establish our Chief Executive Officer’s compensation.

Peer Group

The Compensation Committee considers competitive marketplace practices as well as compensation benchmarks used in its Sponsors other portfolio companies in making its compensation decisions by comparing our executive compensation against compensation paid to executives in comparable roles at comparable Sponsor portfolio companies. We do not target any specific market position in establishing compensation, but generally aim to have a compensation program that is in line with benchmarked Sponsor portfolio companies, as determined by all of the collected market information. We also consider the performance of our Company with respect to comparative historical profit growth and stockholder return of our Sponsors’ other portfolio companies and the impact of compensation on our current year operating budget.

While the Compensation Committee did not conduct a peer group analysis to set compensation for 2014, it did establish our peer group in conjunction with the Consultant for purposes of evaluating executive compensation post-IPO. In establishing our peer group, the Compensation Committee and Consultant considered the size of our Company and the complexity of our business, including industry, customer base, services provided, geographic scope, revenue and market capitalization. Our peer group consists of the following twelve companies:

●	Allscripts Healthcare Solutions, Inc.;
●	Bio-Reference Laboratories, Inc.;
●	Charles River Laboratories International, Inc.;
●	Covance Inc.;
●	ExamWorks Group, Inc.;
●	ICON Public Limited Company;
●	IPC Healthcare, Inc.;
●	MedAssets, Inc.;
●	Medidata Solutions, Inc.;
●	PAREXEL International Corporation;
●	Premier, Inc.; and
●	The Advisory Board Company.

The Compensation Committee, with the Consultant’s assistance, also reviewed companies in similar industries to ours that, like us, had recently undertaken an initial public offering to gain a perspective on their compensation. These companies are:

●	Phibro Animal Health Corporation;
●	Quintiles Transnational Holdings, Inc.; and
●	Surgical Care Affiliates, Inc.

The Consultant’s analysis showed that the current level of compensation, particularly the cash-based compensation, for our NEOs is in the lower range of executives in our twelve-company peer group, and that with the exception of our Chief Executive Officer, equity participation was at the mid to high range of the peer group. The Consultant noted that it was not unusual for companies like ours that have recently become public to have lower cash compensation than comparable public company peers, particularly given our pre-IPO debt levels and philosophy regarding weighting total compensation toward stock-based compensation. However, the Consultant also noted that over time, newly public company salaries and bonus levels generally become more competitive with their peer groups.

Elements of our Executive Compensation Program

Overview of Executive Compensation: Our executive compensation program generally consists of the following elements:

●	Base salary;
●	Annual incentive cash bonuses;
●	Equity awards;
●	Health, life insurance and other employee benefits; and
●	Severance and change of control arrangements.

With these elements of compensation, we believe our Company can remain competitive with our peer group and ensure that our NEOs are appropriately incentivized to deliver short-term results, while also creating long-term stockholder value.

Target Pay and Mix of Compensation Elements

Our compensation program operates not only based on the application of comparisons to our peer group and other competitive data, but also through the judgment of the Compensation Committee. The Compensation Committee does not employ a purely formulaic approach to its compensation decisions, but reviews all elements of compensation for each of our NEOs. In addition, in determining current and future compensation, the Compensation Committee considers the economic value as well as the retention value of prior equity grants received by our NEOs and each NEO’s compensation compared to the compensation of our other senior team members and other Company employees generally. In determining the reasonableness of a NEO’s total compensation, the Compensation Committee considers not only corporate and personal performance compared to targets, but also the nature of each element of compensation provided, including salary, bonus, and long-term incentive compensation, as well as the executive’s severance and change of control arrangements.

In 2014, we did not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee determined what it believed to be the appropriate level and mix of our compensation elements to retain our senior management team, motivate them and align their interests with those of our stockholders. As we develop as a public company, the Compensation Committee will consider moving to a more formal compensation structure.

Compensation Element Details

Typically, at the beginning of each fiscal year, the Compensation Committee evaluates actual individual and corporate performance against the goals for the recently completed year. The Chief Executive Officer evaluates the other executives and recommends annual salary increases, management incentive bonuses and equity awards, if any, which are then reviewed and considered by the Compensation Committee. In the case of the Chief Executive Officer, the Compensation Committee conducts his individual performance evaluation and determines his compensation changes and awards. The evaluation and timing of executive reviews and salary increases are aligned with an annual review process that takes place at the same time each year.

Base Salary. We use base salary to recognize the experience, skills, knowledge and responsibilities of our NEOs. When establishing base salary for 2014, the Compensation Committee considered the compensation of executives in its Sponsors’ other portfolio companies, other available compensation survey data, as well as a variety of other factors, including the historic salary levels of the executive, the nature of the individual’s responsibilities, and the availability of well-qualified candidates who could assume the executive’s role. The Compensation Committee also takes into account the executive’s tenure and performance in their current role at our Company as well as their history and performance holding positions of similar or greater responsibility at previous place(s) of employment. The Compensation Committee also considered general economic conditions, the Company’s financial performance and each executive’s individual performance.

The percentage increase in the base salary of each of our NEOs in 2014 as compared to his respective base salary for 2013 is as follows:

Executive	Base Salary Fiscal Year 2013	Base Salary Fiscal Year 2014	% Increase Fiscal 2014 over Fiscal 2013
D. Jamie Macdonald	$400,000	$475,000	18.8%
Gregory S. Rush	$350,000	$353,570	1.0%
Alistair Macdonald	$398,944	$410,912	3.0%
Christopher L. Gaenzle	$300,000	$309,000	3.0%

The Committee determined the increases for Messrs. Rush, A. Macdonald and Gaenzle in part based on salary increases of senior executive officers in our Sponsors’ other portfolio companies. Mr. Rush’s increase was prorated for 2013 based on his hire date of August 30, 2013. Mr. D. J. Macdonald’s increase was based upon his performance in 2013 and to align his salary with benchmark compensation levels of CEOs in our Sponsors’ other portfolio companies.

Cash Bonuses pursuant to the MIP. Our NEOs and other senior management are eligible to receive cash bonuses under the MIP, when Company targets are met. The MIP is intended to focus participants on the accomplishment of organizational goals and specific individual performance objectives identified as critical to our success. Potential amounts payable to participants under the MIP are calculated as a percentage of the participant’s base salary for the fiscal year. The Compensation Committee establishes each NEO’s payment percentage during the first quarter of the fiscal year based on the NEO’s roles and responsibilities, the NEO’s target percentage in prior years, the NEO’s total compensation and the NEO’s performance. The Board sets corporate performance goals for each fiscal year which are used by the Compensation Committee to set the targets for the MIP.

The table below summarizes each NEO’s target payment percent of base salary for 2014:

Executive	MIP Target (% of Salary)
D. Jamie Macdonald	75.0%
Gregory S. Rush	50.0%
Alistair Macdonald	35.0%
Christopher L. Gaenzle	30.0%

Following the end of each fiscal year, the Compensation Committee, with the assistance of our Chief Executive Officer for all NEOs other than himself, reviews actual results and performance against the goals for such fiscal year and determines the amounts, if any, of the bonuses to be paid to our NEOs under the MIP. The Compensation Committee may adjust payouts under the MIP based on our NEO’s individual results and the degree of difficulty in achieving the results. The Compensation Committee may also reward NEOs outside of the MIP to recognize extraordinary circumstances or performance of the executive or the Company. The Compensation Committee also reserves the right to reduce awards for individuals, or for the executive team as a whole, if, in its judgment, the achievement of certain goals was due to unusual business or environmental factors rather than individual performance.

The MIP pool is funded based upon achievement of MIP EBITDA against pre-determined MIP EBITDA objectives set by the Board. MIP EBITDA is calculated by taking our reported Adjusted EBITDA and adjusting it for other items in accordance with the MIP Plan. The pool is then distributed to eligible MIP participants based upon their assigned target payment percentage (as summarized in the table above) and as may be adjusted based upon individual performance.

The Compensation Committee set the corporate targets under the MIP for 2014 in early 2014. The corporate target for 2014 under the MIP was equal to our Adjusted EBITDA plus certain additional items as permitted under our credit facility then in effect, collectively, the MIP EBITDA. The threshold MIP EBITDA for 2014 was $115.0 million, and the target MIP EBITDA for 2014 was $120.0 million, inclusive of the MIP pool.

In 2014, the Company achieved MIP EBITDA of $158.1 million, inclusive of the MIP pool. This was calculated by taking our reported Adjusted EBITDA of $145.3 million and adjusting it upward for predetermined extraordinary items as described above and in accordance with the Plan. These adjustments in total were $12.8 million and included: unusual change order activity/adjustments, certain transaction expenses, management fees, additional restructuring charges, other bank adjustments and foreign exchange fluctuations. The calculated MIP EBITDA resulted in MIP pool funding of $21.5 million, or approximately 219% of the targeted payout.

For our NEO’s, the Compensation Committee exercised its discretion and capped MIP payouts at 200% of target, which resulted in a MIP surplus of $1.87 million. The Company used the surplus to pay one-time bonuses to all performing associate directors and managers to reward them for their contributions to the Company’s success in 2014.

Additionally, based on the Company’s expected financial and operational results as well as our IPO, the Compensation Committee approved a plan to reward key senior executives for completion of the IPO and overall financial and operational results with the creation of a discretionary pool totaling approximately $2.6 million for additional 2014 bonus payments, which will be made by December 31, 2015. NEO individual payments under the MIP Plan including amounts from the discretionary pool are shown below.

NEO MIP Bonus Payout
Executive	Financial Payout $	Additional Individual Performance Bonus $	Total 2014 MIP Bonus Payout $
D. Jamie Macdonald	$712,500	$500,000	$1,212,500
Gregory S. Rush	$353,570	$300,000	$653,570
Alistair Macdonald	$272,658	$365,000	$637,658
Christopher L. Gaenzle	$185,400	$225,000	$410,400

Equity Awards. Our equity compensation program aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance. We believe our equity awards incentivize business performance and attract and retain executive talent for the long-term.

During 2014, the Compensation Committee did not have a pre-determined annual equity award policy. As in past years, the Compensation Committee awarded stock options to its NEOs, valued at the amounts shown in the Summary Compensation and the 2014 Grants of Plan-Based Awards tables which follow this CD&A. When granted in 2014, 50% of the stock options time vested incrementally over five years, and 50% vested incrementally subject to the satisfaction of EBITDA performance targets over five years. In connection with the IPO, the Compensation Committee determined our EBITDA performance targets were no longer appropriate and converted the stock options that were performance-based to time-based vesting and over five years.

Benefits Plans. NEOs are eligible to participate in our health and welfare benefits plans under the same rules that apply to other employees, with the exception that Mr. D. J. Macdonald has a $1,000,000 maximum level of coverage for basic life and basic accidental death and dismemberment instead of the $250,000 maximum for the general employee body. These higher limits were negotiated between the Company and Mr. D. J. Macdonald when he became CEO. Under the plans, eligible employees of the Company and our U.S. subsidiaries may elect to participate in the following plans:

●	life insurance (including basic and voluntary life, basic and voluntary accidental death and dismemberment)
●	disability (including, short-term disability and long-term disability); and
●	health (including medical, dental and vision).

Mr. A. Macdonald participates in employee benefits plans offered by the Company to all employees in the United Kingdom. The Company’s portion of the costs for each NEO’s participation in these plans is reported in “All Other Compensation” in the Summary Compensation Table which follows.

Retirement Plans. NEOs are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service, or the IRS. Our Company makes matching contributions of $0.50 on the dollar for the first six percent of participant contributions (for a match of up to three percent of eligible compensation).

We also have a non-qualified deferred compensation plan that enables NEOs and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus under the MIP during their employment or for certain specified minimum deferral periods. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants who elect to have their deferrals in a mix of investment options that best suits their goals and risk tolerance. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under IRS rules and remain part of the Company’s general assets until distributed to the participants. The value of a participant’s account balance is based solely on the participant’s deferrals and the investment return on such deferrals given the performance of the investment options that they select. We do not guarantee any minimum return on those investments. No NEOs participated in the plan in 2014 or have balances from previous years in the plan.

Severance and Change of Control Agreements.

Our NEOs are covered by severance and change of control agreement provisions in their employment agreements which are discussed in the Employment Agreements section of this proxy statement.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. There can be no assurance that compensation attributable to our incentive arrangements will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our Company and our shareholders.

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our NEOs for the fiscal year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)

D. Jamie	2014	477,133	971,793	1,212,500	19,522	2,680,948
Macdonald,
Chief Executive Officer and Director	2013	407,692	2,166,420(4)	208,640	18,559	2,801,311

Gregory S.	2014	368,935	331,003	653,570	26,129	1,379,637
Rush,
Executive Vice President and Chief Financial Officer	2013	125,412	1,596,900	62,020	10,654	1,794,986

Alistair	2014	403,931	529,606	637,658	60,821	1,632,016
Macdonald(1),
President and Chief Operating Officer	2013	373,967	1,071,252(5)	136,765	74,258	1,656,242

Christopher L.	2014	311,264	331,003	410,400	26,077	1,078,744
Gaenzle,
Chief Administrative Officer, General Counsel and Secretary

1.	Alistair Macdonald is paid in British Pound Sterling, or GBP. The amounts earned by Mr. A. Macdonald which are reported in this Summary Compensation Table have been converted to U.S. dollars using the average weekly exchange rate from GBP to U.S. dollars in 2014 of 1 GBP/1.6484 U.S. dollars, and in 2013 of 1 GBP/1.563 U.S. dollars as published by the Oanda Corporation, a financial services provider of currency conversion.

2.

For 2014, this column includes $456,897, $352,708, $403,931 and $306,828 for salary earned by Jamie Macdonald, Greg Rush, Alistair Macdonald and Christopher Gaenzle, respectively, and $20,236, $16,226, $0 and $4,435 of accrued and unused vacation time for Messrs. D. J. Macdonald, Rush, A. Macdonald and

Gaenzle, respectively. For 2013, this column includes $400,000, $118,462, and $371,806 for salary earned by Messrs. D. J. Macdonald, Rush, and A. Macdonald, respectively, and $7,692, $6,950, and $2,161 of accrued and unused vacation time for Messrs. D. J. Macdonald, Rush, and A. Macdonald, respectively. For 2013, Mr. Rush’s base salary of $350,000 was pro-rated from his date of hire of August 30, 2013.

3.	Represents the aggregate grant date fair value of the option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

4.	Consists of $1,375,575 in incremental increase in fair value of an option granted on September 19, 2011 to acquire 295,857 Common Units (as defined in the Company’s 2010 Equity Incentive Plan) and $790,845 in incremental increase in fair market value of an option granted on January 1, 2013 to acquire 177,514 Common Units, both due to amendments to the options by the Board on August 5, 2013 as set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

5.	Consists of $679,505 in incremental increase in fair value of an option granted on October 5, 2010 to acquire 148,402 Common Units and $391,747 in incremental increase in fair market value of an option granted on September 24, 2012 to acquire 88,284 Common Units, both due to amendments to the options by the Board on August 5, 2013 as set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

6.	Bonus amounts paid in 2013 and 2014 were made under the MIP and are reported in the ‘Non-Equity Incentive Plan Compensation’ column of the Summary Compensation Table.” Amount shown for Mr. Rush for 2013 is prorated based on his date of hire of August 30, 2013.

7.	Includes the following for each NEO:

Name	Year	Company Contribution to 401(k) Plan ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Health Insurance Premiums ($)
D. Jamie	2014	7,572	730	512	10,708
Macdonald
	2013	7,524	614	1002	9,419
Gregory S. Rush	2014	7,800	192	512	17,625

	2013	1,077	403	293	5,166
Alistair	2014	41,787	206		511
Macdonald
	2013	38,150	238		589
Christopher L.	2014	7,800	192	512	17,573
Gaenzle

For 2014, also includes reimbursement of $18,317 to Mr. A. Macdonald for a car allowance. For 2013, also includes reimbursement of $3,715 in legal expenses related to the negotiation of Mr. Rush’s employment agreement and $17,368 and $17,913 to Mr. A. Macdonald for a car allowance and relocation expenses, respectively.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of plan-based awards to our NEOs in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

D. Jamie Macdonald, Chief Executive Officer and Director	- 4/1/2014 6/30/2014	$178,125 - -	$356,250 - -	n/a - -	- 88,757 94,674	- $13.52 $16.06	- $442,187 $529,606
Gregory S. Rush, Executive Vice President and Chief Financial Officer	- 6/30/2014	$88,393 -	$176,785 -	n/a -	- 59,171	- $16.06	- $331,003
Alistair Macdonald, President and Chief Operating Officer	- 6/30/2014	$71,207 -	$142,413 -	n/a -	- 94,674	- $16.06	- $529,606
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	- 6/30/2014	$46,350 -	$92,700 -	n/a -	- 59,171	- $16.06	- $331,003

(1)	The stock option awards above were granted under the Company’s 2010 Equity Incentive Plan. Half of the shares vest in five equal annual installments beginning on the first anniversary of the date of grant, and half vest in five equal annual installments beginning on December 31, 2014.

(2)	These amounts do not reflect the actual economic value received by our NEOs. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes-Merton option pricing model. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2014

The following table lists the outstanding equity awards held by our NEOs as of December 31, 2014.

Name	Vesting Commencement Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

D. Jamie Macdonald, Chief Executive Officer and Director	7/28/2011 (1) 1/1/2013 (2) 4/1/2014 (3) 6/30/2014 (4)	147,930 53,256 8,876 9,468	147,927 124,258 79,881 85,206	$10.57 $10.57 $13.52 $16.06	9/19/2021 1/1/2023 4/1/2024 6/30/2024
Gregory S. Rush, Executive Vice President and Chief Financial Officer	8/30/2013 (5) 6/30/2014 (4)	106,509 5,917	248,520 53,254	$10.06 $16.06	8/30/2023 6/30/2024
Alistair Macdonald, President and Chief Operating Officer	9/28/2010 (6) 8/17/2012 (7) 6/30/2014 (4)	89,042 35,316 9,468	59,360 52,968 85,206	$8.45 $10.57 $16.06	10/5/2020 9/24/2022 6/30/2024
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	4/2/2012 (8) 8/18/2013 (9) 6/30/2014 (4)	18,936 14,202 5,917	28,401 33,135 53,254	$10.57 $10.06 $16.06	4/2/2022 8/18/2023 6/30/2024

(1)	This option was granted on September 19, 2011 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 295,857 Class A Common Stock shares are subject to the option, of which 147,929 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 147,928 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(2)	This option was granted on January 1, 2013 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 177,514 Class A Common Stock shares are subject to the option, of which 88,757 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 88,757 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(3)	This option was granted on April 1, 2014 and amended by the Board on October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 88,757 Class A Common Stock shares are subject to the option, of which 44,379 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 44,378 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(4)	These options were granted on June 30, 2014 and amended by the Board on October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Half of the Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and half of the Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(5)	This option was granted on August 30, 2013 and amended by the Board on October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 355,029 Class A Common Stock shares are subject to the option, of which 177,515 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 177,514 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(6)	This option was granted on October 5, 2010 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 148,402 Class A Common Stock shares are subject to the option, of which 74,201 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 74,201 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(7)	This option was granted on September 24, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 88,284 Class A Common Stock shares are subject to the option, of which 44,142 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 44,142 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(8)	This option was granted on April 2, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 47,337 Class A Common Stock shares are subject to the option, of which 23,669 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(9)	This option was granted on August 18, 2013 and amended by the Board on October 3, 2014, as set forth in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. A total of 47,337 Class A Common Stock shares are subject to the option, of which 23,669 Class A Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Class A Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

2014 OPTION EXERCISES

No options were exercised by our NEOs nor did any restricted stock units held by our NEOs vest during 2014.

2014 PENSION BENEFITS

Our NEOs did not participate in any pension arrangements during 2014 that were not generally available to other employees.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The material provisions of each such agreement are described below.

Jamie Macdonald, Greg Rush and Chris Gaenzle

In July 2014, we entered into an employment agreement with Jamie Macdonald, our Chief Executive Officer, and Chris Gaenzle, our Chief Administrative Officer, General Counsel and Secretary, and in August 2013, we entered into an employment agreement with Greg Rush, our Executive Vice President and Chief Financial Officer. We refer to each of Messrs. Macdonald, Rush and Gaenzle as an Executive. The agreements are governed by the laws of North Carolina. Under the agreements, we pay the Executives an annual base salary established by our Board or our compensation committee. In 2014, the annual base salaries were $475,000 for Mr. Macdonald, $353,570 for Mr. Rush and $309,000 for Mr. Gaenzle. Our Board will review the Executive’s salary from time to time.

Either we or the Executive may terminate the agreements at any time upon 45 days prior written notice, which notice we can shorten in our discretion under Mr. Rush’s agreement. We may terminate the Executive’s employment immediately by written notice for “disability” and “cause” and the Executive may resign by written notice for “good reason”. Under the agreements, “disability” means a physical or mental condition that renders the Executive unable to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, and will be determined by a physician satisfactory to us and in accordance with applicable law. Under the agreements, “cause” means (i) the Executive’s breach of any fiduciary duty or legal or contractual obligation to us or our Board, (ii) the Executive’s failure to follow the reasonable instructions of our Board (or, in the case of Mr. Rush, his direct supervisor) consistent with the Executive’s duties and responsibilities, which breach, if curable, is not cured within 10 business days after notice to the Executive or, if cured, recurs within 180 days, (iii) the Executive’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to us, or (iv) the Executive’s commission of any misdemeanor relating to us or of any felony. Under the agreements, “good reason” means the occurrence, without the Executive’s express written consent, of any of the following: (i) a material reduction in the Executive’s base salary or target bonus payout under our management incentive bonus program; (ii) a material adverse change to Executive’s title or a material reduction in the Executive’s authority, job duties, or responsibilities; (iii) a requirement that the Executive relocate to a principal place of employment more than 50 miles from our offices at 3201 Beechleaf Court, in Raleigh, North Carolina; or (iv) a material breach of the employment agreement by us; provided that, any such event will only constitute good reason if the Executive provides us with written notice of the basis for the good reason within 45 days of our initial actions or inactions giving rise to such good reason and subject to a 30 day cure period.

If we terminate the Executive’s employment due to his disability or death, we must pay to him or his estate, in addition to any short- or long-term disability and life benefits to which he is entitled, his “Accrued Payments” (some of which may be prorated). We must also pay the Executive Accrued Payments if we terminate his employment for cause or the Executive resigns without good reason. Under the agreements, “Accrued Payments” means (i) any unpaid base salary earned by the Executive as of his termination of employment, (ii) any unpaid amount actually earned and due to the Executive pursuant to our management incentive bonus program, and (iii) any business expenses for which Executive is entitled to reimbursement.

If we terminate the Executive’s employment without cause or the Executive resigns for good reason, we must pay him his Accrued Payments. Subject to the Executive’s compliance with certain provisions of his agreements, we must also pay the Executive his base salary at termination for 18 months for Mr. Macdonald and 12 months for Mr. Rush and Mr. Gaenzle. We also must reimburse the Executive for the entire amount of any premiums paid by the Executive prior to such date necessary to continue COBRA coverage for the Executive and his spouse and eligible dependents and thereafter pay the entire premium necessary to continue such coverage, in each case, until the earlier of (A) 18 months following the termination date, or (B) the date on which the Executive becomes eligible for group health insurance coverage under another employer’s plan.

In addition to these payments, if the Executive is terminated without cause or resigns for good reason within 12 months following a “Change in Control”, we must pay him a lump sum amount equal to 50% of his then current base salary or his target bonus payout under our management incentive bonus program, whichever is higher. Under the agreements, “Change in Control” means (i) any merger, consolidation, or reorganization involving us, in which, immediately after giving effect to the event, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by our stockholders immediately prior to such event, (ii) any sale, lease, exchange, or other transfer of all or substantially all of our assets to any other person or entity, (iii) our dissolution or liquidation, (iv) when any person or entity not currently a stockholder acquires or gains control of more than 50% of our outstanding stock, or (v) as a result of or in connection with a contested election of directors, the persons who were our directors cease to constitute a majority of our Board.

The agreements include non-solicitation and non-competition provisions that apply during the Executive’s employment and extend for 18 months thereafter for Mr. Macdonald, 12 months thereafter for Mr. Gaenzle and 12 months (non-solicitation) and six months (non-competition) thereafter for Mr. Rush.

Alistair Macdonald

In July 2014, we entered into an employment agreement with Alistair Macdonald, our Chief Operating Officer. The agreement is governed by English law. Under the agreement, we must pay Mr. Macdonald a base salary of GBP 246,841.55 per year, (or U.S. dollars 406,893.61 converted at the average 2014 exchange rate of 1 GBP to 1.6484 U.S. dollars) subject to our Board’s annual review.

Either we or Mr. Macdonald may terminate the agreement for any reason upon three months prior written notice. We also can terminate Mr. Macdonald immediately upon written notice by paying him three months of his base salary in lieu of the notice period. This payment is not required if Mr. Macdonald (i) commits any serious breach or repeated or continued breach of his obligations under the agreement, or breaches provisions in the agreement relating to employment activities with other companies, confidentiality, inventions and intellectual property rights, and/or statements he may make about us, (ii) is guilty of conduct tending to bring him or us into disrepute, (iii) becomes bankrupt or had an interim order made against him under applicable insolvency laws or compounded with his creditors generally, (iv) fails to perform his duties to a satisfactory standard, after having received a written warning from us relating to the same, or (v) has been convicted of an offence under any applicable statutory enactment or regulation (other than a traffic offence for which no custodial sentence is given).

If we are wound up for the purposes of reconstruction or amalgamation and, as a result, Mr. Macdonald is terminated or his duties redefined in a manner consistent with his current position or status with us, he will have no claim against us for termination of employment or otherwise as long as he is first offered employment with the resulting company on terms no less favorable to Mr. Macdonald as those in the agreement. If Mr. Macdonald unreasonably refuses such employment or transfer of his agreement to the resulting company, we may terminate his employment.

The agreement includes non-solicitation and non-competition provisions that apply during Mr. Macdonald’s employment and extend for 12 months after the earlier of Mr. Macdonald’s termination of employment or notice thereof.

Summary of Potential Payments Upon Termination of Employment or Change in Control

The following table sets forth the potential payments and benefits our NEOs would receive in the event of a termination of employment. These payments and benefits have been quantified assuming their termination of employment, or their termination upon death or disability, or their termination following a change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2014) and that the price per share of our common stock is the closing market price on December 31, 2014 ($25.69 per share).

	D. Jamie Macdonald		Gregory S. Rush		Alistair Macdonald		Christopher L. Gaenzle
Termination Without Cause or Resignation For Good Reason(1)
Accrued Payments(2)	$1,212,500		$653,570		$0		$410,400
Continuation of Base Salary	$712,500	(3)	$353,570	(9)	$95,849	(11)	$309,000	(9)
COBRA	$21,178	(4)	$35,373	(4)	$0		$35,217	(4)

Total	$1,946,178		$1,042,573		$95,849		$754,617

Termination For Cause or Resignation Without Good Reason
Accrued Payments(2)	$1,212,500		$653,570		$0		$410,400

Total	$1,212,500		$653,570		$0		$410,400

Termination Upon Death
Accrued Payments(2)	$1,212,500		$653,570		$0		$410,400
Group Life Insurance	$950,000	(5)	$750,000	(5)	$1,533,577	(5)	$250,000	(5)

Total	$2,162,500		$1,403,570		$1,533,577		$660,400

Termination Upon Disability(1)
Accrued Payments(2)	$1,212,500		$653,570		$0		$410,400
Long-Term Disability Benefits	$120,000	(6)	$120,000	(6)	$287,546	(12)	$120,000	(6)

Total	$1,332,500		$773,570		$287,546		$530,400

Termination Without Cause or Resignation For Good Reason Within 12 Months Following Change in Control
Accrued Payments(2)	$1,212,500		$653,570		$0		$410,400
Continuation of Base Salary	$712,500	(3)	$353,570	(9)	$95,849		$309,000	(9)
Lump Sum Payment	$356,250	(7)	$176,785	(10)	$0		$154,500	(10)
COBRA	$21,178	(4)	$35,373	(4)	$0		$35,217	(4)
Stock Option Vesting	$5,908,123	(8)	$4,397,204	(8)	$2,644,776	(8)	$1,460,159	(8)

Total	$8,210,551		$5,616,502		$2,740,625		$2,369,276

1.	“Cause,” “good reason,” “disability,” and “change in control” are defined in each NEO’s employment agreement.
2.	“Accrued payments” is defined in each NEO’s employment agreement.
3.	Continuation of salary for 18 months, paid monthly over 18 months.
4.	COBRA coverage premiums for 18 months, paid over 18 months or until eligible for health coverage at subsequent employer.
5.	Payment to the estate of executive in lump sum.
6.	Yearly amount due to the executive, paid monthly for the term of the disability.
7.	Higher of 50% of the NEO’s base salary or target bonus under the MIP, paid in a lump sum 60 days following termination. Amount shown represents target bonus under the MIP.
8.	Vesting of all unvested stock options on the termination date pursuant to the Company’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan and associated award agreements. Amount shown represents the in-the-money value of unvested options at the closing market price of our common stock on December 31, 2014.
9.	Continuation of salary for 12 months, paid monthly over 12 months.
10.	Higher of 50% of the NEO’s base salary or target bonus under the MIP, paid in a lump sum 60 days following termination. Amount shown represents 50% of base salary.
11.	Continuation of salary for 3 months, paid in a lump sum.
12.	Yearly benefit after 26 week waiting period, paid monthly for maximum of five years.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

Director Compensation

Our directors who are employed by us or our subsidiaries do not receive any compensation from us for serving on our Board, although we do, like with other directors, reimburse their reasonable expenses incurred in connection with serving on our Board, including documented travel expenses to attend meetings. Currently, our only director employed by us is Jamie Macdonald. Prior to our IPO, we paid some of our other directors, namely Messrs. Bannon, Breckon and Harwood, an annual retention fee of $50,000 in cash, in addition to reimbursing their expenses as we did all directors.

Following the consummation of our IPO, each non-employee member of our Board (other than the current Chair of our Board) is entitled to receive compensation for their services as a director through cash Board fees of $50,000 per year, and annual equity awards with an aggregate value per director of $100,000 commencing at our 2015 annual stockholders’ meeting. The chair of the Board will receive an annual cash fee of $100,000. Each of the members (other than the chair) of our audit committee, compensation committee and nominating and governance committee will also receive an annual cash fee of $10,000, $7,500 and $5,000, respectively. We will pay additional annual fees of $20,000 to the audit committee chair, $15,000 to the compensation committee chair and $10,000 to the nominating and governance committee chair. All of these cash fees will be paid in quarterly installments. We will also continue to reimburse directors for reasonable out-of-pocket expenses incurred in connection with serving as directors.

The following table shows the compensation earned by each non-employee director of our Company for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
James T. Ogle, Chairman	$100,000	$-	$100,000
James A. Bannon (3)	50,000	71,994	121,994
Robert W. Breckon	50,000	-	50,000
David F. Burgstahler (4)	-	-	-
Steve Faraone (4)(5)	-	-	-
Charles C. Harwood, Jr.	50,000	-	50,000
Richard N. Kender (3)	3,261	-	3,261
Terry Woodward (4)	-	-	-

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 24, 2015.

(2)	As of April 10, 2015, Mr. Ogle had 223,715 options outstanding, of which 204,781 were exercisable, Mr. Breckon had 29,585 options, of which 23,669 were exercisable, Mr. Harwood had 29,585 options, of which 23,669 were exercisable, and Mr. Kender had 1,347 options, of which none were exercisable.
(3)	On December 8, 2014, Mr. Bannon resigned from our Board, and Mr. Kender became a director.
(4)	In 2014, Messrs. Burgstahler, Faraone and Woodward waived and thus, did not receive, any director compensation that they were otherwise entitled to receive in 2014 following our IPO.
(5)	On February 3, 2015, Mr. Faraone resigned from our Board and Mr. Norton became a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee consists of Messrs. Woodward (Chair) and Burgstahler. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board or compensation committee. No interlocking relationship exists between any member of the Board or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

TRANSACTIONS WITH RELATED PERSONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries on the one hand, and any of our directors, executive officers and holders of more than 5% of our voting securities on the other hand. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Second Amended and Restated Stockholders’ Agreement

On November 6, 2014, in connection with our IPO, we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of our Sponsors, as well as our management investors. The Stockholders’ Agreement provides that each Sponsor will have the right to elect (i) two directors to our Board for so long as it owns at least 15% of our outstanding shares of Class A common stock and Class B common stock, and (ii) one director each for so long as it holds less than 15% but at least 5% of our outstanding shares of Class A common stock and Class B common stock. Furthermore, each Sponsor must vote all its stock to ensure the composition of our Board as set forth above, for so long as it owns at least 5% of our outstanding shares of common stock.

In addition, the Stockholders’ Agreement provides that for so long as the Sponsors collectively own at least 50% of our outstanding shares of Class A common stock and Class B common stock the consent of each Sponsor holding at least 15% will be required for us to:

●	acquire or divest assets for more than $75,000,000;
●	enter into joint venture, investment or similar arrangements involving more than $75,000,000; or
●	appoint or dismiss our Chief Executive Officer.

The Stockholders’ Agreement also provides customary information rights and registration rights, as described under “—Registration Rights” below. The Stockholders’ Agreement restricts the ability of management stockholders to transfer shares of our Class A common stock that they own, including provisions that only allow them to transfer shares in proportion with any transfers by the Sponsors, until the Sponsors have sold at least 50% of the common stock they owned immediately prior to our IPO. Subject to certain exceptions, the Stockholders’ Agreement will terminate at such time as there are no remaining Registrable Securities (as defined in the Stockholders’ Agreement).

Advisory Services and Monitoring Agreement

On September 27, 2010, we entered into an Advisory Services and Monitoring Agreement with Avista, pursuant to which Avista agreed to provide advisory and monitoring services to us and our subsidiaries, for a fee. Additionally, upon any transaction entered into by us or our subsidiaries in which Avista provided advice and assistance, Avista was entitled to receive reasonable and customary advisory fees. For the year ended December 31, 2014, Avista received $375,000 of advisory fees pursuant to the Advisory Services Agreement. Upon consummation of our IPO in November 2014, we terminated the Advisory Services Agreement and paid Avista a termination fee of $3,375,000, which represents the fee payable for the remainder of the term of the Advisory Services Agreement prior to its termination.

Class C Dividend Agreement

On September 27, 2010, we entered into a letter agreement with affiliates of Teachers, pursuant to which we agreed to declare a quarterly dividend in respect of Teachers’ Class C common stock, and to declare a special dividend in respect of Teachers’ Class C common stock related to certain transactions. During the year ended December 31, 2014 we paid dividends of $375,000 in respect of Teachers’ Class C common stock pursuant to this agreement. The agreement was terminated simultaneously with the Advisory Services Agreement upon consummation of our IPO in November 2014. In connection with that termination, we redeemed our outstanding Class C common stock, all of which is held by Teachers, for $3,375,000.

Expense Reimbursement Agreement

On September 27, 2010, we entered into a letter agreement with the Sponsors pursuant to which we agreed to reimburse them for all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of the Sponsors in connection with their investment in us. For the year ended December 31, 2014, we reimbursed the Sponsors for $73,764 under this agreement. We terminated this agreement in connection with the consummation of our IPO in November 2014.

Registration Rights

Pursuant to the Stockholders’ Agreement, the Sponsors are required to create a coordination committee made up of one representative from each Sponsor to facilitate sales of our stock by the Sponsors in the first year following our IPO. Each Sponsor must consult with the coordination committee prior to entering into any definitive sale agreement with respect to any shares of our stock.

The Stockholders’ Agreement includes (i) demand registration rights following the 6-month anniversary of our initial IPO for Sponsors holding certain qualifying shares of our stock, or Registrable Securities, (ii) piggy-back registrations rights for Sponsors and management stockholders holding Registrable Securities, and (iii) shelf demand registration rights following the 12-month anniversary of our IPO for Sponsors holding more than 10% of the then outstanding Registrable Securities. The Sponsors must coordinate in connection with any sale pursuant to a shelf registration, including giving the non-initiating Sponsor two business days to elect to participate on the same terms. Management stockholders have no piggy-back rights with respect to sales by a Sponsor pursuant to a shelf registration. We are responsible for fees and expenses in connection with the Sponsors’ registration rights, other than underwriters’ discounts and brokers’ commissions.

In addition, for so long as either Sponsor holds more than 5% of our common stock, a Sponsor wishing to sell shares of our common stock pursuant to Rule 144 under the Securities Act must consult with the other Sponsor and afford such Sponsor the opportunity to participate in any such Rule 144 sale on a pro rata basis.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, as applicable.

Policies for Approval of Related Person Transactions

We have a written policy relating to the approval of related person transactions. Under that policy, our audit committee will review and approve or ratify all relationships and related person transactions between us and

●	our directors,
●	director nominees,

●	executive officers,
●	5+% record or beneficial owner of our common stock, or
●	any immediate family member of any such person.

Our compliance director is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

●	the position within or relationship of the related person to us;
●	the materiality of the transaction to the related person and us, including the dollar value of the transaction, without regard to profit or loss;
●	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to us for attaining the purposes of the transaction;
●	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that we offer generally to persons who are not related persons;
●	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and
●	the effect of the transaction on our business and operations, including on our internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2015 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2016 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 by December 26, 2015; provided, however, that if the date of the 2016 annual meeting is more than 30 days before or after June 5, 2016, notice by the stockholder must be delivered before the close of business on the 120th day prior to the date of the 2016 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2016 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not more than 120 days before the meeting and not later than the first to occur of the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders.

Management’s proxy holders for the 2016 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice on or before March 7, 2016.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling 1-919-876-9300 or by mailing a request to Attn: 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC is accessible free of charge on our website at www.incresearch.com under Investor Relations – Financial information & SEC Filings. The Annual Report on Form 10-K contains audited consolidated balance sheets of our Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-919-876-9300 or sending an e-mail to Investor.Relations@incresearch.com. Please include your contact information with the request.

OTHER MATTERS

The audit committee of our Board has selected the independent registered public accounting firm of Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young has audited our financial statements annually since 2000. A representative of Ernst & Young is expected to be present at the 2015 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. Ernst & Young has advised us that it does not have, and has not had, any direct or indirect financial interest in our Company or its subsidiaries in any capacity. Notwithstanding the selection of Ernst & Young, our audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board recommends.

THE BOARD OF DIRECTORS

Dated: April 24, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	D. Jamie Macdonald 02 Charles C. Harwood, Jr.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

INC RESEARCH HOLDINGS, INC. Annual Meeting of Stockholders June 5, 2015 8:00 AM This proxy is solicited by the Board of Directors

The undersigned stockholder of INC Research Holdings, Inc. acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The undersigned stockholder also appoints Gregory S. Rush and Christopher L. Gaenzle, with full power of substitution and power to act alone, as proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of INC Research Holdings, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. EDT on June 5, 2015 at The New York Palace Hotel, 455 Madison Avenue, New York, New York, 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side